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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
TASER International, Inc.:


We have audited the accompanying balance sheets of TASER INTERNATIONAL, INC. (a Delaware corporation) as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TASER International, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 6 to the financial statements, effective January 1, 2001, concurrent with its change in tax status from an S corporation to a C corporation, the Company changed its method of accounting for income taxes and adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.


                                        /s/ Arthur Andersen LLP


Phoenix, Arizona
February 4, 2002